Exhibit 99.2

About Us:

We invest in a leveraged portfolio of almost exclusively residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. ARM securities reset to more current interest rates within a relatively short period of time allowing for:

•	the expansion of financing spreads during periods of falling interest rates,

•	the recovery of financing spreads diminished during periods of rising interest rates, and

•	smaller fluctuations in portfolio values from changes in interest rates compared to fixed-rate mortgage securities.

Experienced Management

Formed in 1985, Capstead’s experienced management team has over 80 years of combined mortgage finance industry experience.

Quality Assets

Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements.

Proven Strategy

We prudently leverage our portfolio to provide the financial flexibility needed to successfully manage through periods of changing market conditions.

Third Quarter Highlights

•	Reported earnings of $23.7 million, or $0.27 per diluted common share.

•	Book value of $11.77 per common share at September 30, 2010.

•	Portfolio increased $264 million to $7.94 billion at September 30, 2010.

•	Portfolio leverage increased to 6.37 times long-term investment capital at September 30, 2010.

•	Total financing spreads averaged 1.40%, absorbing the last of the GSE buyouts of seriously delinquent loans.

•	Portfolio runoff moderated significantly after conclusion of GSE buyout programs in July 2010.

Quarterly Results

(In thousands, except per share data)	Sept. 30, 2010	June 30, 2010	March 31, 2010	Dec. 31, 2009*	Sept. 30, 2009
Interest income:
Mortgage securities and similar investments	$40,614	$47,634	$60,150	$70,458	$74,695
Other interest-earning assets	111	135	92	76	69

	40,725	47,769	60,242	70,534	74,764

Interest expense:
Repurchase arrangements and similar borrowings	(11,096)	(11,146)	(13,368)	(21,697)	(26,802)
Unsecured borrowings	(2,186)	(2,187)	(2,187)	(2,187)	(2,186)

	(13,282)	(13,333)	(15,555)	(23,884)	(28,988)

Net interest margins	27,443	34,436	44,687	46,650	45,776
Net income	23,673	29,759	40,437	2,595	42,085
Income (loss) available to common stockholders	18,615	24,700	35,379	(2,464)	37,027
Diluted earnings (loss) per common share	0.27	0.35	0.51	(0.04)	0.56
Common dividends per share	0.26	0.36	0.50	0.54	0.56
Common equity raises	—	—	10,423	1,715	71,288
Common shares outstanding (EOQ)	70,129	70,129	70,116	69,319	69,098

*	In December 2009 the Company recorded $40 million in impairment and related charges, which nearly eliminated exposure to commercial real estate loans.

Analysts

Firm	Rating*
Deutsche Bank	Hold
FBR Capital Markets	Outperform
JMP Securities LLC	Market Outperform
Keefe, Bruyette & Woods	Outperform
Lazard Capital	Hold
Macquarie	Outperform
RBC Capital Markets	Outperform
Sandler O’ Neill	Hold
Sterne Agee	Neutral
Stifel Nicolaus	Buy
Wunderlich	Hold

Ownership

Institution	% of shares Outstanding**
Wells Capital Management Inc.	7.8%
BlackRock Fund Advisors	5.0%
Vanguard Group Inc.	3.7%
RREEF America LLC	3.4%
GW Capital Inc.	3.1%
Thompson Siegel & Walmsley LLC	2.8%
Highland Capital Management LP	2.4%
State Street Global Advisors, Inc.	2.2%
Wellington Management Co. LLP	2.2%
Northern Trust Global Investments Ltd.	2.1%

*	As of November 3, 2010
**	% based on available filings as of November 3, 2010 and shares outstanding as of September 30, 2010.

Common Stock Information

NYSE Ticker: CMO
Price as of 11/3/10:	$11.34
52-wk High/Low:	$14.68/$8.12
3Q Dividend:	$0.26
Dividend yield:	9.2%
(based on annualized 3Q dividend)
3Q Avg Daily Vol:	893,000 shares

Series A/Series B

Preferred Stock Info

NYSE Ticker: CMOPRA / CMOPRB

Prices as of 11/3/10: $20.40/$14.10

Call Price: $16.40 / $12.50

Liquidation Value: $16.40 / $11.38

Conversion Ratio: 1.6479 / 0.6366

Annualized Dividend: $1.60 / $1.26